Exhibit 99.1

PDS Biotech Announces Updated Survival Data from NCI-Led Phase 2 Clinical Trial of PDS0101 Based Triple Combination Therapy in Advanced HPV16-Positive Cancer Patients which shows 75% Survival of ICI Naïve Patients at 36 Months

•	75% of immune checkpoint inhibitor (ICI) naïve patients remain alive at 36 months; published median overall survival (OS) in similar patients is 7-11 months
•	12-month survival rate in (ICI) resistant patients is 72%
•	Median OS in ICI resistant patients is approximately 20 months; published median OS is 3.4 months

Princeton, NJ, November 9, 2023 - PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary T cell activating platforms, today announced updated survival data from the Phase 2 clinical trial investigating the triple combination of PDS0101, PDS0301 (IL-12 antibody-drug conjugate) and an investigational immune checkpoint inhibitor (ICI) in two groups of advanced cancer patients with various types of human papillomavirus (HPV) 16-positive cancers. The ICI naïve group had not responded to standard-of-care treatments but had not yet been treated with an ICI. The ICI resistant group included patients who had not responded to multiple prior treatments, including ICI therapy. Investigators at the National Cancer Institute (NCI), part of the National Institutes of Health, have completed the primary endpoint analysis of the Phase 2 trial.

In the ICI naïve group, final survival data from the trial indicated that 75% (6/8) of these patients were still alive at 36 months, and the median overall survival (OS) has not yet been reached. Published data on standard-of-care ICIs report 30-50% of these patients typically remain alive at 12 months, and less than 30% of the patients remain alive at 24 months.

In the ICI resistant group, the 12-month OS rate was 72% and the triple combination achieved a median OS of approximately 20 months.
•	PDS0101 plus high doses of ICI and PDS0301: ORR was 63% (5/8).
•	PDS0101 plus low doses of ICI and/or PDS0301: ORR was 5% (1/21).
•	The historical median survival for ICI therapy in HPV-positive cancer ICI resistant patients is reported to be 3.4 months

“We are encouraged by the survival rates for both ICI naïve and ICI resistant patients with HPV16-positive cancers who were treated with the triple combination therapy,” said Frank Bedu-Addo, PhD, Chief Executive Officer of PDS Biotech. “The ICI resistant data from the VERSATILE-002 trial evaluating PDS0101 in combination with KEYTRUDA® (pembrolizumab) that were reported October 3, 2023, further clarify the path forward for a potential registrational clinical trial of PDS0101 and PDS0301 in combination with a commercial ICl. With this exciting information, we will be finalizing the regulatory and clinical pathway for the triple combination with OS as the primary endpoint.”

PDS0101, PDS Biotech’s lead candidate, is a Versamune® based investigational immunotherapy designed to stimulate a potent targeted T cell attack against HPV16-positive cancers. PDS0301 is a novel, proprietary investigational tumor-targeting IL-12 antibody-drug conjugate that enhances the proliferation, potency, and longevity of T cells in the tumor microenvironment formulated to overcome tumor immune suppression utilizing a different mechanism from checkpoint inhibitors. PDS Biotech has patented the combination of Versamune® and IL-12.  The investigational ICI used in the triple combination therapy is Bintrafusp alfa, a bifunctional fusion protein targeting two independent immunosuppressive pathways (PD-L1 and TGF-β).

About PDS0101
PDS0101, PDS Biotech’s lead candidate, is a novel investigational human papillomavirus (HPV)-targeted immunotherapy that stimulates a potent targeted T cell attack against HPV-positive cancers. PDS0101 is given by subcutaneous injection alone or in combination with other immunotherapies and cancer treatments. In a Phase 1 study of PDS0101 in monotherapy, the treatment demonstrated the ability to generate multifunctional HPV16-targeted CD8 and CD4 T cells with minimal toxicity. Interim data suggests PDS0101 generates clinically active immune responses, and the combination of PDS0101 with other treatments can demonstrate significant disease control by reducing or shrinking tumors, delaying disease progression and/or prolonging survival. The combination of PDS0101 with other treatments does not appear to compound the toxicity of other agents.

About PDS0301
PDS0301 is a novel investigational tumor-targeting IL-12 antibody-drug conjugate IL-12 that enhances the proliferation, potency and longevity of T cells in the tumor microenvironment. PDS0301 is given by a subcutaneous injection. PDS0301 is designed to improve the safety profile of IL-12 and to enhance the anti-tumor response.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune® T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and will be advancing into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in 2023.  Our Infectimune® based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

References:
Strauss J et al. Journal for ImmunoTherapy of Cancer 2020;8:e001395
Burtness B et al., Lancet. 2019; 394:1915-1928
Ferris RL, et al. NEJM. 2016;375:1856-67

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune® is a trademark of PDS Biotechnology Corporation.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.
Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contact:
Gina Cestari
6 Degrees
Phone: +1 (917) 797-7904
Email: gcestari@6degreespr.com